Exhibit 23.3

We consent to the use of our report dated March 16, 2023, with respect to the consolidated financial statements of Agenus Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

March 14, 2024